Exhibit 99.1

Amendment to

Consulting Agreement

This Amendment to Consulting Agreement (the “Amendment”) is made as of September 27, 2016, by and between AmpliPhi Biosciences Corporation, a Washington corporation (the “Company”), and Wendy S. Johnson (the “Consultant”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Consulting Agreement (as defined below).

Recitals

Whereas, the Company and Consultant have entered into that certain Consulting Agreement, dated as of September 3, 2015 (the “Consulting Agreement”);

Whereas, pursuant to Section 6(a) of the Consulting Agreement, the Company and Consultant previously agreed to extend the term of the Consulting Agreement through September 30, 2016 (subject to earlier termination as provided in Section 6(b) of the Consulting Agreement);

Whereas, the Company and the Consultant wish to further extend the term of the Consulting Agreement and otherwise amend the Consulting Agreement in the manner provided herein; and

Whereas, pursuant to Section 9(h) thereof, the Consulting Agreement may be amended upon written consent of the Consultant and the Company.

Agreement

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Company and the Consultant hereby agree as follows:

1.                  Extension of Term. Pursuant to Section 6(a) of the Consulting Agreement, the term of the Consulting Agreement is hereby extended through December 31, 2016 (subject to earlier termination as provided in Section 6(b) of the Consulting Agreement).

2.                  Amendment of Section 6(b)(i)(2). The reference to “March 31, 2016” in Section 6(b)(i)(2) of the Consulting Agreement is hereby replaced with “December 31, 2016.”

3.                  Amendment of Exhibit A. The following provision is hereby added to the “Compensation” section of Exhibit A attached to the Consulting Agreement: “The Company will pay Consultant a cash payment upon the achievement of the following milestone, subject to the Consulting Agreement remaining in effect as of the milestone achievement date:

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Milestone	Cash Payment	Payment Timing
Produce one clinical study report by December 31, 2016 that is reasonably acceptable to the Company	$100,000	January 2, 2017

4.                  Miscellaneous. Except as expressly amended by this Amendment, all terms of the Consulting Agreement shall remain unchanged and in full force and effect. This Amendment shall be governed by the laws of the Commonwealth of Virginia without regard to conflicts of law rules. This Amendment, the Consulting Agreement and the Indemnification Agreement constitute the full and entire understanding and agreement between the Company and Consultant with regard to the subjects hereof and thereof. In the event one or more of the provisions of this Amendment should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Amendment, and this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the undersigned have executed this Amendment to Consulting Agreement as of the day and year first set forth above.

AmpliPhi Biosciences Corporation

By:	/s/ M. Scott Salka
Name: M. Scott Salka
Title: Chief Executive Officer

Consultant:

/s/ Wendy S. Johnson
Wendy S. Johnson

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